  As filed with the Securities and Exchange Commission on September 9, 1997

                                            Commission File Number 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
               (Exact name of Registrant as specified in charter)

               DELAWARE                             11-2908692
  (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)             Identification No.)

      5151 SAN FELIPE, SUITE 450
           HOUSTON, TEXAS                             77056
(Address of principal executive offices)            (Zip Code)

  1996 INCENTIVE STOCK PLAN OF BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. 1996 AND 1997 CONTRACTUAL STOCK OPTIONS OF BOOTS & COOTS INTERNATIONAL WELL
                                 CONTROL, INC.
                            (Full title of the Plan)

                   THOMAS L. EASLEY, CHIEF FINANCIAL OFFICER
                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                           5151 SAN FELIPE, SUITE 450
                              HOUSTON, TEXAS 77056
                         (address of agent for service)

                                 (713) 621-7911
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED        PROPOSED
                   TITLE OF                          AMOUNT          MAXIMUM         MAXIMUM        AMOUNT OF
                SECURITIES TO                        TO BE        OFFERING PRICE    AGGREGATE     REGISTRATION
               BE REGISTERED(1)                    REGISTERED       PER SHARE(2)   OFFERING(2)         FEE
               ----------------                  --------------  ---------------  -------------   -------------
Common Stock issuable pursuant to
  1996 Incentive Stock Plan                           690,000              $0.43   $296,700          $ 89.91
Common Stock underlying
  contractual stock options                         1,265,000              $0.43   $543,950          $164.83
                                                    ---------              -----   --------     ------------
 Totals                                             1,955,000                      $840,650          $254.74
                                                    =========                      ========     ============
- --------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, this Registration Statement also covers such number of additional shares of Common Stock as may become available for issuance pursuant to the foregoing in the event of certain changes in outstanding shares, including reorganizations, recapitalizations, stock splits, stock dividends and reserve stock splits.
(2) Estimated pursuant to Rule 457 (h) solely for the purpose of computing the registration fee and based upon the price at which the options may be exercised.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The document(s) containing the information concerning the Boots & Coots International Well Control, Inc., 1996 Stock Option Plan and 1996 and 1997 Contractual Stock Options required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information, and other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended ("Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The contents of the following documents filed by Boots & Coots International Well Control, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement on Form S-8 ("Registration Statement") by reference and shall be deemed to be a part thereof:

     (a) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1996;

     (b) The following reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year ended June 30, 1996:

          (i) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996;

          (ii) The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996;

          (iii) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; and

          (iv)   The Company's Current Report on Form 8-K dated August 13, 1997;

     (c)  Not applicable.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, each participant in the 1996 Incentive Stock Plan and each holder of 1996 and 1997 Contractual Stock Options of Boots & Coots International Well Control, Inc., upon written or oral request directed to the Company's Secretary at the Company's executive offices, a copy (without exhibits thereto other than exhibits which are specifically incorporated herein by reference) of any or all documents incorporated by reference to this Item 3.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The authorized capital stock of the Company consists of 50,000,000 shares of $0.00001 par value common stock ("Common Stock") and 5,000,000 shares of $0.00001 par value preferred stock (the "Preferred Stock"). As of the date hereof, a total of 16,675,074 shares of Common

Stock are issued and outstanding. No shares of Preferred Stock are outstanding. All issued and outstanding shares of Common Stock of the Company are fully paid and non assessable.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as may be required by appli cable law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes of capital stock. There is no right to cumulate votes for the election of directors. A majority of the issued and outstanding shares of Common Stock constitutes a quorum at any meeting of stockholders, and, except as to the election of directors, which are elected by a plurality of votes cast, the vote by the holders of a majority of the outstanding shares represented at a meeting of shareholders at which a quorum is present is required to authorize all corporate actions to be voted upon at such meeting, including certain fundamental corporate changes such as liquidation, merger or amendment of the Certificate of Incorporation of the Company.

     Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on any outstanding shares of Preferred Stock. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preferences of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock.

PREFERRED STOCK

     Under the Company's Certificate of Incorporation, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the Company's Preferred Stock, when and if issued. Such rights and preferences could include conversion and voting rights and preferences as to liquidation, redemption, dividends or other preferences, any of which may be superior to, dilutive of and adversely affect the interest of the holders of Common Stock.

     The Board of Directors may, without further action by the stockholders of the Company, issue shares of Preferred Stock which it has designated. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock. While the issuance of shares of Preferred Stock may provide the Company with flexibility in connection with additional financing, possible acquisitions and other corporate purposes, future issuances may have the effect of delaying, deferring or preventing the change of control of the Company without further action by the stockholders and may discourage bids for the Common Stock at a premium over the market price.

NOTES AND WARRANTS

     IWC Services, Inc., a Texas corporation, and wholly owned subsidiary of the Company, has issued subordinated promissory notes ("Notes") in the aggregate principal amount of

$3,000,000. Interest on the Notes at the rate of 12% per annum is payable semi-annually on the first day of January and July, commencing on July 1, 1997. The maturity date of the Notes is December 31, 2000. In connection with the Note offering, IWC Services also issued warrants to the purchasers of the Notes which give the holders of the Notes the right to purchase shares of the Company's Common Stock at a per share price to be determined by dividing the principal amount of the Note held by one-half of the average closing bid price of the Common Stock of the Company during the 60-day period commencing August 27, 1997.

BOOTS & COOTS STOCK RIGHT

     In connection with the Company's purchase of the operating assets of Boots & Coots, L.P., a Colorado limited partnership ("Boots & Coots"), Boots & Coots received the right to receive shares of Common Stock of the Company with a value equal to $1,000,000 (the "Boots & Coots Stock Right"). For purposes of the Boots & Coots Stock Right, the Company's Common Stock will be valued at the weighted average closing bid price of the Common Stock during a 60-day valuation period commencing on August 27, 1997.

VOTING TRUST AGREEMENT

     In May 1995, Brian Krause, the Company's President, Raymond Henry, the Company's Director of Well Control Operations, Richard Hatteberg, the Company's Senior Vice President, Well Control, and Danny Clayton, the Company's Senior Vice President and the President of IWC de Venezuela, entered into a five-year Voting Trust Agreement relating to their stock of IWC Services. As a consequence of the acquisition by the Company of IWC Services, such Voting Trust Agreement now relates to the Common Stock of the Company owned by such persons. The Voting Trust Agreement gives Larry H. Ramming, the Company's Chairman and Chief Executive Officer, and Mr. Henry, as co-trustees, the absolute right to vote all shares of Common Stock now owned or hereafter acquired by Messrs. Krause, Henry, Hatteberg and Clayton during the five-year period ending December 31, 2000. In the event that Messrs. Ramming and Henry are unable to reach an agreement respecting the voting of such shares, the Voting Trust Agreement provides that Charles T. Phillips, attorney at law, shall cast the deciding vote.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation and By-laws are intended to take full advantage of the provisions of the Delaware General Corporation Law ("DGCL") with respect to limiting the personal liability of its officers, directors, employees and agents. The Certificate of Incorporation and By-laws provide that the Company may indemnify current and former directors, officers, employees and agents, and persons serving in similar capacities in the sub-sidiaries or other entities in which the Company has an interest to the fullest extent permitted by the DGCL. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors of the Company. Under the Company's By-laws, indemnification payments may only be made upon a determination that the indemnified person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. Such determination shall be made (i) by a majority of the disinterested members of the Board of Directors, (ii) by independent legal counsel in a written opinion, or (iii) by the stockholders. It is the position of the Securities and Exchange Commission (the "SEC") that exculpation from and indemnification for liabilities arising under the Securities Act of 1993, as amended, and the rules and regulations promulgated thereunder is against public policy and therefore unenforceable.

The above discussion of the Company's Certificate of Incorporation and By-laws and of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-laws, and statute.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     4.1 Specimen Certificate for shares of Company's $0.00001 par value Common Stock. Exhibit 4.1 to the Company's Current Report on Form 8-K dated August 13, 1997, is incorporated herein by reference.

     5.1 Opinion of Brown, Parker & Leahy, L.L.P. respecting legality of securities being offered.

     10.7 1996 Incentive Stock Plan of Boots & Coots International Well Control, Inc.

     10.8 Form of option to purchase shares of Common Stock pursuant to 1996 and 1997 Stock Option Plan. Exhibit 4.4 to the Company's Current Report on Form 8-K dated August 13, 1997, is incorporated herein by reference.

     23.1 Consent of Hein + Associates L.L.P.

     23.2 Consent of Cordovano and Company, P.C.

     23.3 Consent of Brown, Parker & Leahy, L.L.P. (included in Exhibit 5.1)

     25.1 Power of Attorney (included on the signature page hereto)


ITEM 9.   UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(g) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(1) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the documents constituting the prospectus to each participant to whom such prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such participant otherwise has received a copy of such report in which case the registrant shall state in such prospectus that it will promptly furnish, without charge, a copy of such report on written request of the participant.

(2) The undersigned registrant hereby undertakes to transmit or cause to be transmitted to all participants who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on this 8th day of September 1997.



                              BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.


                              By:  /s/ Larry H. Ramming
                                   -------------------------------------
                                    Larry H. Ramming, Director and
                                    Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Boots & Coots International Well Control, Inc., do hereby constitute and appoint Larry H. Ramming or Thomas
L. Easley, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically without limitation, power and authority to sign for any of us, in our names in the capacities indicated below, any and all amendments hereto; and we do each hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     In accordance with the Requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


      Signature                  Title                    Date
- ----------------------  -----------------------   --------------------


/s/ Larry H. Ramming    Director and Chief         September 8, 1997
- ----------------------  Executive Officer
Larry H. Ramming


/s/ Brian Krause               Director            September 8, 1997
- ----------------------
Brian Krause


/s/ K. Kirk Krist              Director            September 8, 1997
- ----------------------
Kirk Krist


/s/ Thomas L. Easley    Principal Financial and    September 8, 1997
- ----------------------  Accounting Officer
Thomas L. Easley
